Filed pursuant to Rule 424(b)(3)
Registration No. 333-158331

PROSPECTUS

ENDEAVOUR SILVER CORP.

11,691,520 Common Shares

          The persons listed in the section of this prospectus entitled “Selling Shareholders” are offering for sale 11,691,520 common shares, which includes 4,326,783 common shares issuable upon exercise of warrants. The selling shareholders acquired the common shares offered by this prospectus in a private placement in February 2009 and will acquire the common shares underlying the warrants upon exercise of those securities, both in reliance on exemptions from registration under the Securities Act of 1933, as amended (the “Securities Act”). We are registering the offer and sale of the common shares to satisfy our obligations under the terms of the subscription agreements by and between us and each of the selling shareholders and under the terms of the placement agency agreement by and between us and the placement agents involved in the private placement.

          The selling shareholders will receive all of the proceeds from the sale of the common shares offered by this prospectus, less any brokerage commissions or other expenses incurred by them. We will not receive any proceeds from the sale of common shares by the selling shareholders. If any warrants are exercised (excluding warrants exercised on a cashless basis), we will receive the exercise price of the warrants.

          The selling shareholders may offer the common shares from time-to-time at market prices prevailing at the time of the sale or at negotiated prices. See “Plan of Distribution” beginning on page 28 in this prospectus. The shares which may be resold by the selling shareholders constituted approximately 22.7% of our issued and outstanding common shares on March 23, 2009 on a fully diluted basis. See “Selling Shareholders” beginning on page 11 in this prospectus for a complete description of the selling shareholders.

          Our common shares are traded on the NYSE Amex under the symbol “EXK” and on the Toronto Stock Exchange under the symbol “EDR.” On April 23, 2009, the last sale price of our common shares as quoted on the NYSE Amex was US$1.50 per share.

          This investment involves a high degree of risk. You should carefully consider the factors described under the caption “Risk Factors” beginning on page 3 of this prospectus.

          Neither the Securities and Exchange Commission (the “Commission”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

          Our principal executive offices are located at 301 – 700 West Pender Street, Vancouver, British Columbia, Canada V6C 1G8. Our telephone number is (604) 685-9775.

The date of this prospectus is April 24, 2009.

ii

ABOUT THIS PROSPECTUS

          This prospectus is part of a registration statement we filed with the United States Securities and Exchange Commission. You should only rely on the information provided in this prospectus. Neither we nor the selling shareholders listed in this prospectus have authorized anyone to provide you with information different from that contained in or incorporated by reference in this prospectus. The selling shareholders are offering to sell and seeking offers to buy common shares only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common shares. Applicable Commission rules may require us to update this prospectus in the future.

          Unless the context otherwise requires, throughout this prospectus the words “Endeavour Silver Corp.,” “Endeavour Silver,” “we,” “us,” and “our” refer to Endeavour Silver Corp. and its subsidiaries.

          Unless otherwise stated, all references to dollar amounts in this prospectus are stated in United States dollars.

PROSPECTUS SUMMARY

          The following summary is qualified in its entirety by reference to the more detailed information and consolidated financial statements appearing elsewhere or incorporated by reference in this prospectus.

Private Placement

          On February 26, 2009, we completed a private placement transaction in which we issued 13,993 Cdn$1,000 principal 10% subordinated unsecured convertible redeemable debentures (the “Debentures”), which are convertible, based on an initial conversion price of Cdn$1.90, into units of Endeavour Silver (the “Units”), with each Unit consisting of one common share of Endeavour Silver and one-half of one common share purchase warrant of Endeavour Silver. Each whole warrant is exercisable for one common share of Endeavour Silver at an exercise price of Cdn$2.05 until February 26, 2014. The private placement resulted in aggregate gross proceeds to us of approximately Cdn$13,993,000 before expenses. We agreed to register for public resale the common shares and the shares issuable upon exercise of the warrants issued to the purchasers in the private placement as well as certain shares issuable upon exercise of certain warrants that were issued to the placement agents involved in the private placement, all of which are reflected in the aggregate number of common shares and warrants listed above. All of the warrants issued to the placement agents possess the same terms as the warrants issued in the private placement. This prospectus has been prepared and the registration statement of which this prospectus is a part has been filed with the Commission to satisfy our obligations to the purchasers in the private placement and the placement agents involved in the private placement. Accordingly, this prospectus covers the resale by certain selling shareholders of the common shares and the shares issuable upon exercise of the warrants issued in the private placement and the resale by the placement agents of the common shares issuable upon exercise of the warrants that were issued to the placement agents involved in the private placement.

About Endeavour Silver Corp.

          Endeavour Silver is a Canadian mineral company engaged in the evaluation, acquisition, exploration, development and exploitation of precious metal properties in Mexico. We produce silver and gold from our underground mines at Guanacevi and Guanajuato in Mexico.

          Previously, we focused our activities principally in Canada, but by the end of 2004, we had relinquished our remaining Canadian property and were active in seeking properties of merit in Mexico.

This culminated in Endeavour Silver entering into formal option agreements to acquire up to a 100% interest in the producing Santa Cruz silver and gold mine, certain other mining concessions and the Guanacevi mineral processing plant in Durango, Mexico. The acquisitions of the silver and gold mine and the processing plant has allowed us to become a primary silver producer, as well as to transform our company from a mineral exploration company to an operating mining company.

          Our common shares are listed on the NYSE Amex under the symbol “EXK” and the Toronto Stock Exchange under the symbol “EDR.”

          Our principal executive offices are located at 301 - 700 West Pender Street, Vancouver, British Columbia, Canada V6C 1G8. Our telephone number is (604) 685-9775.

The Offering

Common shares offered by the selling shareholders	11,691,520 shares (of which an aggregate of 4,326,783 of the shares are issuable upon exercise of warrants).

Common shares outstanding prior to this offering as of March 23, 2009	51,537,018 shares.

Common shares outstanding following this offering if all shares are sold*	63,228,538 shares.

Use of Proceeds:

We will not receive any of the proceeds from the sale of the shares by the selling shareholders. If any warrants are exercised (excluding warrants exercised on a cashless basis), we will receive the exercise price of the warrants, which will be used for working capital purposes.

Risk Factors:

An investment in our securities involves a high degree of risk and could result in a loss of your entire investment. Prior to making an investment decision, you should carefully consider all of the information in this prospectus and, in particular, you should evaluate the risk factors set forth under the caption “Risk Factors” beginning on page 3.

NYSE Amex Symbol:	EXK

Toronto Stock Exchange Symbol:	EDR

* The number set forth for the common shares to be outstanding after this offering assumes all shares are sold including 4,326,783 common shares issuable upon the exercise of the 4,326,783 warrants included in this prospectus. The selling shareholders who hold the Debentures are not required to convert such Debentures into Units, and even if they convert the Debentures into Units, they are not required to exercise the warrants underlying the Units. Further, the selling shareholders are not required to sell the shares underlying the Units or any shares issued upon exercise of the warrants underlying the Units.

RISK FACTORS

          Investing in our securities involves a high degree of risk. Please see the risk factors described under the caption “Risks and Uncertainties” in our Management’s Discussion and Analysis filed as Exhibit 3 to our Annual Report on Form 40-F for the fiscal year ended December 31, 2008, as well as any updated risk factors described in Annual Reports or documents filed with our Annual Reports on Form 40-F that we may file with the Commission in the future, all of which are incorporated by reference in this prospectus and in any accompanying prospectus supplement.

          Before making an investment decision, you should carefully consider these risks as well as information we include or incorporate by reference in this prospectus and in any accompanying prospectus supplement. The risks and uncertainties we have described are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations.

          If any of these risks or uncertainties materializes or any of these assumptions proves incorrect, our results could differ materially from the forward-looking statements. All forward-looking statements in this prospectus are current only as of the date on which the statements were made. We do not undertake any obligation to publicly update any forward-looking statement to reflect events or circumstances after the date on which any statement is made or to reflect the occurrence of unanticipated events.

ENFORCEABILITY OF CIVIL LIABILITIES

          We are a corporation existing under the laws of the province of British Columbia, Canada and the majority of our assets and operations are located outside the United States. We have appointed an agent to receive service of process with respect to any action brought against us in any federal or state court in the United States. However, it may not be possible for holders to enforce outside the United States judgments against us obtained in the United States in any such actions, including actions predicated upon the civil liability provisions of the United States federal securities laws. In addition, certain of our directors and officers are residents of countries other than the United States, and all or a substantial portion of the assets of those directors and officers are or may be located outside the United States. As a result, it may not be possible for holders to effect service of process within the United States upon those persons, or to enforce against them judgments obtained in the United States courts, including judgments predicated upon the civil liability provisions of the United States federal and state securities laws. We believe that there is uncertainty as to whether Canadian courts would enforce (i) judgments of United States courts obtained against us or such persons predicated upon the civil liability provisions of the United States federal and state securities laws or (ii) in original actions brought in Canada, liabilities against us or such persons predicated upon the United States federal and state securities laws.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

          Statements under “Prospectus Summary,” “Risk Factors” and elsewhere in this prospectus about our future results, levels of activity, performance, goals, or achievements or other future events constitute forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results or events to differ materially from those anticipated in our forward-looking statements. These factors include, among others, those incorporated by reference under “Risk Factors” or described elsewhere in this prospectus.

          In some cases, you can identify forward-looking statements by our use of words such as “may,” “should,” “could,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative or other variations of these words, or other comparable words or phrases.

          Although we believe that the expectations reflected in our forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements or other future events. Moreover, neither we nor anyone else assumes responsibility for the accuracy and completeness of forward-looking statements. We are under no duty to update any of our forward-looking statements after the date of this prospectus. You should not place undue reliance on forward-looking statements.

CAPITALIZATION AND INDEBTEDNESS

          The following table describes our consolidated capitalization as of December 31, 2008, and as adjusted in order to give effect to the private placement and before deducting expenses of this offering. This table is presented in conformity with Canadian generally accepted accounting principles and should be read in conjunction with our consolidated financial statements and related notes incorporated by reference in this prospectus. The adjusted consolidated capitalization is calculated based on the noon rate of exchange as reported by the Bank of Canada on February 26, 2009. On such date, the noon rate of exchange was Cdn$1.00 = US$0.8028.

	As at December 31, 2008
	(U.S. dollars, in thousands)
	Actual	As Adjusted

Cash, cash equivalents and short term investments	$3,582	$21,860

Long term debt and obligations under capital leases (including current portion)	_	_

Shareholders equity	87,584	105,862
Common shares, no par value
(authorized: unlimited; outstanding: 49,080,478)

Special Warrants	2,118	2,118

Contributed surplus	11,285	11,285

Other comprehensive income	212	212

Deficit	(44,727)	(44,727)

Total shareholders’ equity	56,472	74,750

Total capitalization	56,472	74,750

The information in the above table does not include 4,733,400 common shares issuable upon the exercise of outstanding share options as of December 31, 2008 at a weighted-average exercise price of Cdn$3.28 per share.

DESCRIPTION OF SECURITIES

          We are authorized to issue an unlimited number of common shares without par value. As of March 23, 2009, 51,537,018 common shares were issued and outstanding, which were held by 180 registered holders.

          All common shares rank equally as to dividends, voting powers and participation in assets and in all other respects. Each share carries one vote per share at meetings of the shareholders. There are no indentures or agreements limiting the payment of dividends and there are no conversion rights, special liquidation rights, pre-emptive rights or subscription rights attached to the common shares. The shares presently issued are not subject to any calls or assessments.

          All of the common shares are validly issued, fully paid and non-assessable. At meetings of shareholders, two persons who are, or who represent by proxy, shareholders holding an aggregate of at least 5% of the issued shares entitled to be voted at the meeting shall constitute a quorum for purposes of a meeting of the holders of our common shares.

          We are registering 4,326,783 common shares that underlie the warrants, which underlie the Units, and that underlie the agents’ warrants issued to the placement agents. Such warrants are currently exercisable at a price of Cdn$2.05 per warrant and Cdn$1.90 per warrant, respectively, and are exercisable until February 26, 2014. The exercise price of the warrants may be adjusted upon the occurrence of certain events, including stock splits or dividends, share consolidations or distributions, or other similar actions.

NOTICE OF ARTICLES AND ARTICLES OF INCORPORATION

          The following is a summary of certain key provisions of our notice of articles and articles and certain related sections of the Business Corporations Act (British Columbia) (the “BCA”). Please note that this is only a summary and is not intended to be exhaustive.

Objects and Purposes of our Company

Our company was incorporated at the British Columbia Registry Services on March 11, 1981 under the incorporation number BC0229101. Our notice of articles and articles do not contain stated objects or purposes and do not place any limitations on the business that we may conduct.

Directors’ Powers

Our directors must, subject to the BCA and our articles, manage or supervise the management of the business and affairs of our company and have the authority to exercise all such powers of our company as are not, by the BCA or by these articles, required to be exercised by the shareholders of our company.

Power to vote on a proposal, arrangement or contract matters in which the director is materially interested – Our articles state that a director who holds any office or possesses any property, right or interest that could result, directly or indirectly, in the creation of a duty or interest that materially conflicts with that individual’s duty or interest as a director or senior officer, must disclose the nature and extent of the conflict as required by the BCA.

A director who holds a disclosable interest in a contract or transaction into which our company has entered is not entitled to vote on any directors’ resolution to approve that contract or transaction, unless all the directors have a disclosable interest in that contract or transaction, in which case any or all of those directors may vote on such resolution. A director who holds disclosable interest in a contract or transaction into which our company has entered or proposes to enter and who is present at the meeting of directors at which the contract or transaction is considered for approval may be counted in the quorum at the meeting whether or not the director votes on any or all of the resolutions considered at the meeting.

Director remuneration – Our articles provide that the remuneration of the directors as such may from time to time be determined by the directors or, if the directors shall decide, by the shareholders. The remuneration may be in addition to any salary or other remuneration paid to any officer or employee of our company as such who is also a director. Our articles also provide that the directors shall be repaid for the reasonable expenses as they incur in and about the business of our company and if any director shall perform any professional or other services for our company that in the opinion of the directors are outside the ordinary duties of a director or shall otherwise be specially occupied in or about our company's business, he or she may be paid a remuneration to be fixed by the board, or, at the option of the director, by our company in general meeting, and the remuneration may be either in addition to, or in substitution for any other remuneration that he may be entitled to receive.

Borrowing powers – Our articles provide that our company, if authorized by the directors, may:

(a)	borrow money in a manner and amount, on any security, from any source and upon any terms and conditions that they consider appropriate;
(b)

issue bonds, debentures, and other debt obligations either outright or as security for any liability or obligation of our company or any other person and at such discounts or premiums and on such other terms as they consider appropriate;

(c)	guarantee the repayment of money by any other person or the performance of any obligation of any other person; and
(d)	mortgage, charge, whether by way of specific or floating charge, grant a security on, the whole or any part of the present and future assets and undertaking of our company.

Variation of the foregoing borrowing powers requires an amendment to the articles, which requires the approval of our shareholders by way of a special resolution. A special resolution means a resolution passed by a majority of not less than two-thirds of the votes cast by our shareholders who, being entitled to do so, vote in person or by proxy at a general meeting, or a resolution consented to in writing by every shareholder who would have been entitled to vote in person or by proxy at a general meeting.

Retirement of directors under an age limit requirement – Our articles do not impose any mandatory age-related retirement requirement for directors.

Share requirement for directors – Our articles do not provide that a person must hold shares to be qualified to act as a director.

Share Rights

All of the authorized common shares of our company are of the same class and, once issued, rank equally as to dividends, voting powers, and participation in assets, surpluses and profits and in all other respects, on liquidation, dissolution or winding up of our company, whether voluntary or involuntary, or any other distribution of the assets of our company among our shareholders for the purpose of winding up the affairs of our company after we have paid out the liabilities of our company. There are no time limits on dividend entitlement. The issued common shares are not subject to call or assessment rights or any pre-emptive or conversion rights. The holders of shares are entitled to one vote for each share on all matters to be voted on by our shareholders. There are no provisions for redemption, purchase for cancellation, surrender or purchase funds.

Changing the rights of shareholders, where such rights are attached to an issued class or series of shares requires altering the articles as described in section 259 of the BCA and must be enacted via shareholder consent by special resolution, defined as requiring a two-thirds majority.

Meetings

The BCA provides that our company must hold an annual general meeting of shareholders within 18 months of incorporation or amalgamation and not more than 15 months after the last annual general meeting was held. We must give to our shareholders entitled to receive notice of a meeting not less than 21 days’ notice of any meeting of our company, but the shareholders may waive or reduce the period of notice of such a meeting.

The BCA provides that one or more shareholders of our company holding in aggregate at least 5% of the issued voting shares of our company may requisition our directors to call and hold a general meeting.

The quorum for a general meeting of shareholders is two persons who are, or who represent by proxy, shareholders who in the aggregate hold at least 5% of the issued voting shares.

Persons entitled to attend a meeting of our shareholders shall be those entitled to vote thereat, our auditor and any solicitor for our company, our directors, our president, and our secretary and assistant secretary, if any. Any other person may be admitted only on the invitation of our directors.

Every shareholder, including a corporate shareholder that is not a subsidiary of our company, entitled to vote at meetings of our shareholders may by instrument in writing appoint one or more proxies to attend and act at the meeting in the manner and to the extent authorized by the proxy and with the authority conferred by the proxy.

Subject to the provisions of the BCA, every motion put to a vote at a meeting of the shareholders will be decided on a show of hands, unless a poll is directed by the chair of the meeting or demanded by at least one shareholder entitled to vote who is present in person or by proxy.

Limitations on Ownership of Securities

There are no limitations on the right to own securities imposed by foreign law or by the articles of our company.

Change in Control of Our Company

No provision of our company’s articles would have the effect of delaying, deferring, or preventing a change in control of our company, and operate only with respect to a merger, acquisition or corporate restructuring involving us. Canadian securities laws could operate to delay, defer or prevent a merger depending on how it is structured.

Ownership Threshold

There are no provisions in our articles governing the ownership threshold above which shareholder ownership must be disclosed; however, under the BCA all executive officers and directors of our company are required to publicly disclose their holdings.

Conditions Governing Changes in Capital

There are no conditions imposed by our articles regarding changes in our capital that are more stringent than is required by law.

MARKETS

          Our shares primarily trade on the NYSE Amex under the symbol “EXK” and the Toronto Stock Exchange under the symbol “EDR”. They also trade on the Frankfurt Stock Exchange under the symbol “EJD”. Our shares traded during the periods and at the prices (in U.S. dollars) set out below on the NYSE Amex (formerly, the American Stock Exchange).

          Our shares were initially listed on the NYSE Amex on January 29, 2007. As a result, the high and low market prices for the last two fiscal years ended December 31:

Fiscal Year	High	Low
2008	$4.45	$0.81
2007	$5.45	$3.27

          The high and low market prices for each of the four quarters of 2008 and 2007 and the first quarter of 2009:

Quarter Ended	High	Low
March 31, 2009	$1.88	$1.02
December 31, 2008	$2.25	$0.81
September 30, 2008	$3.50	$1.35
June 30, 2008	$3.64	$2.64
March 31, 2008	$4.45	$3.28
December 31, 2007	$5.16	$3.27
September 30, 2007	$5.45	$3.27
June 30, 2007	$5.40	$4.26
March 31, 2007	$5.04	$4.00

          The high and low market prices for each of the last six months:

Month	High	Low
March 2009	$1.88	$1.11
February 2009	$1.78	$1.24
January 2009	$1.55	$1.02
December 2008	$1.29	$0.97
November 2008	$1.30	$0.86
October 2008	$2.25	$0.81

Our shares traded during the periods and at the prices (in Canadian dollars) set out below on the Toronto Stock Exchange.

          The high and low market prices for the last five fiscal years ended December 31:

Fiscal Year	High	Low
2008	Cdn$4.40	Cdn$1.03
2007	Cdn$5.96	Cdn$3.23
2006	Cdn$5.23	Cdn$2.42
2005	Cdn$2.72	Cdn$1.53
2004	Cdn$1.95	Cdn$0.60

          The high and low market prices for each of the four quarters of 2008 and 2007 and the first quarter of 2009:

Quarter Ended	High	Low
March 31, 2009	Cdn$2.27	Cdn$1.23
December 31, 2008	Cdn$2.40	Cdn$1.03
September 30, 2008	Cdn$3.53	Cdn$1.44
June 30, 2008	Cdn$3.66	Cdn$2.67
March 31, 2008	Cdn$4.40	Cdn$3.21
December 31, 2007	Cdn$4.75	Cdn$3.23
September 30, 2007	Cdn$5.70	Cdn$3.29
June 30, 2007	Cdn$5.96	Cdn$4.54
March 31, 2007	Cdn$5.87	Cdn$3.78

          The high and low market prices for each of the last six months:

Month	High	Low
March 2009	Cdn$2.27	Cdn$1.43
February 2009	Cdn$2.24	Cdn$1.57
January 2009	Cdn$1.90	Cdn$1.23
December 2008	Cdn$1.54	Cdn$1.18
November 2008	Cdn$1.65	Cdn$1.03
October 2008	Cdn$2.40	Cdn$1.05

WHERE YOU CAN FIND MORE INFORMATION

          We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and file reports and other information with the Commission. We have filed with the Commission a registration statement on Form F-3 to register the securities offered in this prospectus. This prospectus, which forms a part of the registration statement, does not contain all of the information included in the registration statement and its exhibits and schedules. References in this prospectus to any contract or other document are not necessarily complete and, if we filed the contract or document as an exhibit to the registration statement, you should refer to the exhibit for more information.

          The registration statement, including all exhibits, and any materials we filed with the Commission, may be inspected without charge, and copied, at the Commission’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. Information on the operation of the Public Reference Room can be obtained by calling the Commission at 1-800-SEC-0330. Our Commission filings also are available to the public from the Commission’s website at www.sec.gov.

          You are invited to read and copy any reports, statements or other information that we file with the British Columbia Securities Commission or other similar Canadian regulatory authorities at their respective public reference rooms. These filings are also electronically available from the System for Electronic Document Analysis and Retrieval at (www.sedar.com). Reports and other information about us are also available for inspection at the offices of the Toronto Stock Exchange.

          As a foreign private issuer, we are exempt from the rules under the Exchange Act that prescribe the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. We are not currently required under the Exchange Act to publish financial statements as frequently or as promptly as are United States companies subject to the Exchange Act. We will, however, continue to furnish our shareholders with annual reports containing audited financial statements and will issue quarterly press releases containing unaudited results of operations as well as such other reports as may from time to time be authorized by our board of directors or as may be otherwise required.

INCORPORATION BY REFERENCE

          The Commission allows us to incorporate by reference documents we file with the Commission, which means that we can disclose information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and certain later information that we file with the Commission will automatically update and supersede this information. We incorporate by reference the following documents:

  our latest annual report on Form 40-F for the fiscal year ended December 31, 2008 filed with the Commission on March 31, 2009; and

  the description of our securities contained in our registration statement on Form 40-F filed with the Commission on November 14, 2006, including any amendment or report filed for the purpose of updating this description.

          All annual reports we file with the Commission pursuant to the Exchange Act on Form 40-F after the date of this prospectus and prior to the termination of the offering shall be deemed to be incorporated by reference into this prospectus and to be part hereof from the date of filing of such documents. We may incorporate by reference any Form 6-K subsequently submitted to the Commission by identifying in such Form 6-K that it is being incorporated by reference into this prospectus.

          We shall undertake to provide without charge to each person to whom a copy of this prospectus has been delivered, upon the written or oral request of any such person to us, a copy of any or all of the documents referred to above that have been or may be incorporated into this prospectus by reference, including exhibits that are specifically incorporated by reference to such documents. Requests for such copies should be directed to c/o Hugh Clarke, Vice President of Corporate Communications, Endeavour Silver Corp., 301 - 700 West Pender Street, Vancouver, British Columbia, Canada V6C 1G8. Our telephone number is (604) 685-9775.

          You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. This prospectus is an offer to sell or to buy only the securities referred to in this prospectus, and only under the circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus or any prospectus supplement is current only as of the date on the front page of those documents. Also, you should not assume that there has been no change in our affairs since the date of this prospectus or any applicable prospectus supplement.

USE OF PROCEEDS

          The selling shareholders are selling all of the shares covered by this prospectus for their own accounts. Accordingly, we will not receive any proceeds from the sale of the shares. If any Units are converted and any warrants are exercised (excluding warrants exercised on a cashless basis), we will receive the exercise price of the warrants, which will be used for working capital purposes. The maximum aggregate proceeds to us related to the exercise of the warrants is Cdn$8,773,243.05. The selling shareholders are under no obligation to convert the Units, to exercise the warrants or exercise the warrants using cash, and there can be no assurance that any selling shareholders will do so.

EXPENSES

          We are required to pay all fees and expenses incident to the registration of the common shares, including the registration fees. Selling shareholders will pay any underwriting commissions and expenses, brokerage fees, transfer and other taxes, and the fees and expenses of their attorneys and other experts. Set forth below are expenses to be paid by us in connection with the distribution of the common shares being registered on behalf of the selling shareholders. All amounts are estimates except for the Securities and Exchange Commission registration fees.

Registration fee	$1,135
Fees and expenses of accountants	10,000
Fees and expenses of legal counsel	140,000
Transfer agent fees	10,000
Printing and engraving expenses	3,000
Miscellaneous expenses	1,000

Total	$165,135

DIVIDEND POLICY

          To date, we have not paid any dividends on shares, and do not anticipate doing so in the foreseeable future. The declaration of dividends on our common shares is within the discretion of our board of directors and will depend upon, among other factors, earnings, capital requirements, our operating and financial condition and applicable laws.

          Our board of directors may or may not declare dividends in the foreseeable future; however, to the extent that our board of directors may decide to pay cash dividends in the future, these dividends will be declared from the retained earnings, e.g., surplus, as determined by resolution of our board of directors. As we are a holding company, the amount of our retained earnings will be limited by the amount of dividends which can be declared by our subsidiaries under applicable law.

SELLING SHAREHOLDERS

          The common shares being offered by the selling shareholders are those underlying the Units, those to be issued upon exercise of warrants underlying the Units, and those to be issued upon exercise of agents’ warrants issued to the placement agents. We are registering the common shares in order to permit the selling shareholders to offer the shares for resale from time to time.

          The following table sets forth information about the number of shares beneficially owned by each selling shareholder that may be offered from time to time under this prospectus. Beneficial ownership is determined in accordance with the rules of the Commission, and includes voting and investment power with respect to our common shares. Common shares subject to warrants and options that are currently exercisable or exercisable within 60 days after March 23, 2009 are deemed to be beneficially owned by the person holding those securities for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other shareholder.

          Certain selling shareholders may be deemed to be “underwriters” as defined in the Securities Act. Any profits realized by any such selling shareholders may be deemed to be underwriting commissions.

          The table below has been prepared based upon the information furnished to us by the selling shareholders as of March 23, 2009. 51,537,018 total shares were outstanding as of such date. Information concerning the selling shareholders may change from time to time and, if necessary, we will supplement this prospectus accordingly.

          The second column on the table below lists the number of common shares beneficially owned by each selling shareholder based on its ownership of the common shares as of March 23, 2009. The third column lists the percentage of common shares beneficially owned by each selling shareholder based on his, her or its ownership of the common shares as of March 23, 2009. The fourth column lists the common shares being offered by this prospectus by the selling shareholders. The fifth and sixth columns assume the sale of all of the shares offered by the selling shareholders pursuant to this prospectus.

          None of the selling shareholders is a broker-dealer or affiliate of a broker-dealer except for the selling shareholders specified on the table below. We have been advised that each selling shareholder acquired our common shares in the ordinary course of business, not for resale, and that no selling shareholder had, at the time of purchase, any agreements or understandings, directly or indirectly, with any person to distribute the common shares. If the shares are to be sold by transferees of the selling shareholders under this prospectus and the shares are not sold pursuant to the “Plan of Distribution” in this prospectus, we must file a post-effective amendment to the registration statement that includes this prospectus or a prospectus supplement, amending the list of selling shareholders to include the transferee as a selling shareholder. Upon being notified by a selling shareholder that it intends to use an agent or principal to sell its shares, a post-effective amendment to the registration statement that includes this prospectus will be filed, naming the agent or principal as an underwriter and disclosing the compensation arrangement.

          To our knowledge and except as noted below, none of the selling shareholders has, or has had within the past three years, any position, office or other material relationship with us or any of our predecessors or affiliates, other than their ownership of shares described below.

	Shares Beneficially		Number of	Shares Beneficially
	Owned Prior to the		Shares	Owned After the
	Offering		Being	Offering
Name	Number	Percent	Offered	Number	Percent

2035718 Ontario Inc.	1,164,474(1)	2.2%	789,474	375,000	*
55 University Avenue, Suite 603
Toronto, Ontario M5J 2H7

	Shares Beneficially		Number of	Shares Beneficially
	Owned Prior to the		Shares	Owned After the
	Offering		Being	Offering
Name	Number	Percent	Offered	Number	Percent
Alder Capital Partners I L.P.	236,842(2)	*	236,842	0	0%
12750 High Bluff Drive, Suite 120
San Diego, CA 92130

Alder Offshore Master Fund L.P.	98,684(3)	*	98,684	0	0%
12750 High Bluff Drive, Suite 120
San Diego, CA 92130

Allen Gwynn Chevrolet	161,842(4)	*	161,842	0	0%
1400 So. Brand Blvd.
Glendale, CA 91204

Assil, Kerry	71,053(5)	*	71,053	0	0%
450 N. Roxbury Dr., 3rd Floor
Beverly Hills, CA 90210

Bacon, James V.	161,842(6)	*	161,842	0	0%
1446 Norton Ave.
Glendale, CA 91202

Banani, Houshang	23,684(7)	*	23,684	0	0%
1158 26th Street 174
Santa Monica, CA 90403

Banning, Scott and Judith	39,474(8)	*	39,474	0	0%
6261 E Placita Del Nido
Tucson, AZ 85750

Biles, Garry	3,947(9)	*	3,947	0	0%
12072 – 202nd St.
Maple Ridge, British Columbia V2X 0T3

Brisbin, David	91,579(10)	*	91,579	0	0%
2324 La Mesa Drive
Santa Monica, CA 90402

Carder, Susan	71,053(11)	*	71,053	0	0%
649 California Oaks
Vista, CA 92081

Carr, Brad and Roxane	78,947(12)	*	78,947	0	0%

	Shares Beneficially		Number of	Shares Beneficially
	Owned Prior to the		Shares	Owned After the
	Offering		Being	Offering
Name	Number	Percent	Offered	Number	Percent
310 City Hwy. 1
Ottertail, MN 56571

Catalfio, John	94,737(13)	*	94,737	0	0%
10775 E. Sunnyside Dr.
Scottsdale, AZ 85259

Cheezem, J. Michael	78,947(14)	*	78,947	0	0%
2201 4th Street N., Suite 200
St. Petersburg, FL 33704

Claussen, Charles M.	86,842(15)	*	86,842	0	0%
147 Golden Ridge Road
Alamo, CA 94507

Claussen, Michelle	86,842(15)	*	86,842	0	0%
147 Golden Ridge Road
Alamo, CA 94507

Combs, Danny Charles	78,947(16)	*	78,947	0	0%
14226 S.E.C.R. 4250
Kerens, TX 75144

Cooke, Bradford	2,078,534(17)	4.0%	128,684	1,949,850	3.7%
Suite 301, 700 W. Pender St.
Vancouver, British Columbia V6C 1G8

Crane, Timothy R.	178,421(18)	*	178,421	0	0%
24615 Park Miramar
Calabasas, CA 91302

Crews, Terry and Rebecca	39,474(19)	*	39,474	0	0%
550 Chaparral Ct.
Altadena, CA 91001

Davis, Cora	63,158(20)	*	63,158	0	0%
8535 Pine Cone Rd.
Colorado Spring, CO 80908

Dickson, Daniel	3,947(21)	*	3,947	0	0%
2424 Birch Street
Vancouver, British Columbia V64 3X9

DiPaolo, Paul	173,684(22)	*	173,684	0	0%

	Shares Beneficially		Number of	Shares Beneficially
	Owned Prior to the		Shares	Owned After the
	Offering		Being	Offering
Name	Number	Percent	Offered	Number	Percent
905 Tyner Way, P.O. Box 6089
Incline Village, NV 89450

Edson, Ralph Dale	71,053(23)	*	71,053	0	0%
20837 Benz Rd.
Saugus, CA 91350

Friesen, Walter	71,053(24)	*	71,053	0	0%
#3, 3824 Evanston Ave. N.
Seattle, WA 98103

Habluetzel, Tracy	78,947(25)	*	78,947	0	0%
13205 Oakcliff Rd.
Oklahoma City, OK 73120

Habluetzel, Lynn	78,947(25)	*	78,947	0	0%
13205 Oakcliff Rd.
Oklahoma City, OK 73120

Hanratty, Michael and Lynsay	97,895(26)	*	97,895	0	0%
4N369 Foxfield Drive
St. Charles, IL 60175

Heimann, Robert K.	118,421(27)	*	118,421	0	0%
181 Indian Shadows Dr.
Maryville, TN 37801

Hoke, Steven	71,053(28)	*	71,053	0	0%
11909 73rd Place NE
Kirkland, WA 98034

Hoke, Colleen	71,053(28)	*	71,053	0	0%
11909 73rd Place NE
Kirkland, WA 98034

Innes, Laura	91,579(10)	*	91,579	0	0%
2324 La Mesa Drive
Santa Monica, CA 90402

Integrity Funds LP	118,421(29)	*	118,421	0	0%
1122 Garraty Rd.
San Antonio, TX 78209

JMC Family Investments, Ltd.	78,947(30)	*	78,947	0	0%

	Shares Beneficially		Number of	Shares Beneficially
	Owned Prior to the		Shares	Owned After the
	Offering		Being	Offering
Name	Number	Percent	Offered	Number	Percent
2201 4th St. N., Suite 200
St. Petersburg, FL 33704

Kachanovsky, Michael	3,947(31)	*	3,947	0	0%
30 Dills Crescent
Milton, Ontario L9T 5P9

Kalra, Ajay	161,053(32)	*	71,053	90,000	*
1139 E. Ocean Blvd. #111
Long Beach, CA 90802

Kathuria, Hemant	20,526(33)	*	20,526	0	0%
1815 Via Visalia
Palos Verdes, CA 90274

Kiene, Kevin and Heidi	130,263(34)	*	130,263	0	0%
4275 Palomino Circle
Reno, Nevada 89519

Kirk, Pat and Gloria	90,789(35)	*	90,789	0	0%
100 Trelawney St.
McQueeney, TX 78123

KK Swogger Asset Management, LP	86,842(36)	*	86,842	0	0%
4211 Waters Edge Cove
Austin, TX 78731

Kroening, Kylie	3,947(37)	*	3,947	0	0%
2424 Birch St.
Vancouver, British Columbia V6E 2K3

Langmack, Scott	71,053(38)	*	71,053	0	0%
10 Scott Court
Hillsborough, CA 94010

Langmack, Lori	71,053(38)	*	71,053	0	0%
10 Scott Court
Hillsborough, CA 94010

Larsen, John Andrew	78,947(39)	*	78,947	0	0%
2604 Madrona Point Lane
Steilacoom, WA 98388

Lohuizen, Marcellus	394,737(40)	*	394,737	0	0%

	Shares Beneficially		Number of	Shares Beneficially
	Owned Prior to the		Shares	Owned After the
	Offering		Being	Offering
Name	Number	Percent	Offered	Number	Percent
Huobstrasse 7
CH-8808 Pfaffikon, Switzerland

LVD Gold and Resources Fund LP	640,900(41)	1.2%	300,000	340,900	*
Templar House, Don Road
St. Helier, Jersey, Channel Islands JE1 2TR

Manwill, Gerald E.	71,053(42)	*	71,053	0	0%
1790 County Springs Circle
Bountiful, UT 84010

Maronick, Stephen	71,053(43)	*	71,053	0	0%
592 E. Trinidad Dr.
Meridian, ID 83642

Masunas, Mike	39,474(44)	*	39,474	0	0%
1049 S. Desert Senna Loop
Tucson, AZ 85748

Mauldin, Corrie McLean	297,632(45)	*	297,632	0	0%
P.O. Box 12199
615 Belknap Place
San Antonio, TX 78212

McBean, William Gordon	322,207(46)	*	322,207	0	0%
c/o Euro Pacific Capital, Inc.
4667 MacArthur Blvd., Ste. 340
Newport Beach, CA 92660

McIntyre, Rod	78,947(47)	*	78,947	0	0%
2169 McIntyre Rd.
Stevensville, MT 59870

McMahon, Bowman McLean	297,632(48)	*	297,632	0	0%
P.O. Box 12199
615 Belknap Place
San Antonio, TX 78212

McMahon, Shaw Farnham	297,632(49)	*	297,632	0	0%
P.O. Box 12199
615 Belknap Place
San Antonio, TX 78212

	Shares Beneficially		Number of	Shares Beneficially
	Owned Prior to the		Shares	Owned After the
	Offering		Being	Offering
Name	Number	Percent	Offered	Number	Percent
Meister, Barbara	142,105(50)	*	142,105	0	0%
1369 Beachmont St.
Ventura, CA 93001

Mitchell, Jeffrey	78,947(51)	*	78,947	0	0%
5770 N. Echo Canyon Cir.
Phoenix, AZ 85018

Morgarlan Ltd.	112,105(52)	*	112,105	0	0%
c/o LOM Nominees Limited
The LOM Building
27 Reid St.
Hamilton, Bermuda HM11

Neiberg, Mary	118,421(53)	*	118,421	0	0%
3600 Cerrillos Rd. Ste. 406 A/B
Santa Fe, NM 87507

North Pole Capital Master Fund	1,859,211(54)	3.5%	1,184,211	675,000	1.3%
372 Bay Street, 21st Floor
Toronto, Ontario M5H 2W9

Panella, Joseph A.	78,947(55)	*	78,947	0	0%
2029 S.E. Oxton Dr.
Port St. Lucie, FL 34952

Parker, Russell	126,316(56)	*	126,316	0	0%
6 Pointe Dr. #300
Brea, CA 92821

POM Investments LLC	78,947(57)	*	78,947	0	0%
387 Ave I
Boulder City, NV 89005

Posey, Valene McIntyre	90,789(58)	*	90,789	0	0%
6 Lakeshore Terrace
Chico, CA 95928

Potapchuk, Richard	296,053(59)	*	296,053	0	0%
259 Franklin Blvd.
Long Beach, NY 11561

Quincy Murphy, Inc.	86,842(60)	*	86,842	0	0%
23277 County Road 780

	Shares Beneficially		Number of	Shares Beneficially
	Owned Prior to the		Shares	Owned After the
	Offering		Being	Offering
Name	Number	Percent	Offered	Number	Percent
Bernie, MO 63822

Ravenel, Bruce Walker	315,789(61)	*	315,789	0	0%
1265 Carriage Hill Ct.
Frankton, CO 80116

Sayson, Robert and Alice	197,368(62)	*	197,368	0	0%
1005 W. Powell Blvd.
Gresham, OR 97030

Schantz, Jeffery	78,947(63)	*	78,947	0	0%
4955 N. Bonita Ridge Avenue
Tucson, AZ 85750

Schiff, Peter D.	547,207(64)	1.1%	472,207	75,000	*
10 Corbin Drive, Suite 3B
Darien, CT 06820

Sherk, James	71,053(65)	*	71,053	0	0%
110 The Village 501
Redondo Beach, CA 90277

Son, Stephen B.	71,053(66)	*	71,053	0	0%
28120 Peacock Ridge Dr. #602
Rancho Palos Verdes, CA 90275

Sparks, Carla	78,947(67)	*	78,947	0	0%
10212 CR 8530
West Plains, MO 65775

Suter, Damon	493,421(68)	*	493,421	0	0%
5552 Chalon Road
Yorba Linda, CA 92886

Tamborello, James	86,842(69)	*	86,842	0	0%
2302 Anacapa St.
Santa Barbara, CA 93105

Taslimi, Mehran	493,421(70)	*	493,421	0	0%
220 16th Street
Santa Monica, CA 90402

Taslimi, Shidan	493,421(71)	*	493,421	0	0%
1607 Carlyle Ave.

	Shares Beneficially		Number of	Shares Beneficially
	Owned Prior to the		Shares	Owned After the
	Offering		Being	Offering
Name	Number	Percent	Offered	Number	Percent
Santa Monica, CA 90402

Thornesy-Hall, David	23,947(72)	*	3,947	20,000	*
1049 Jefferson Ave.
West Vancouver, British Columbia
V7T 2A6

Tuttle, Gary	78,947(73)	*	78,947	0	0%
110 Page Street
Friend, NE 68359

Walton, Godfrey	901,984(74)	1.7%	23,684	878,300	1.7%
5463 Cortel Crescent
North Vancouver, British Columbia
V7R 4R1

Warner, Bernard L.	63,158(75)	*	63,158	0	0%
150 Ocean Park Blvd. #324
Santa Monica, CA 90405

Welch, John S.	78,947(76)	*	78,947	0	0%
110 W. Bellevue Ave.
San Mateo, CA 94402

Wilson, Gregg	63,947(77)	*	3,947	60,000	*
304-5518 14th Avenue
Delta, British Columbia V4M 4E9

Worthington, Nancy	173,684(22)	*	173,684	0	0%
905 Tyner Way, P.O. Box 6089
Incline Village, NV 89450

Yee, Philip	395,747(78)	*	3,947	391,800	*
2652 Dundas St.
Vancouver, British Columbia V5K 1P9

* Represents less than one percent (1%)

(1) Includes (i) 125,000 common shares underlying share purchase warrants, and (ii) 526,316 common shares and 263,158 common shares underlying share purchase warrants that may be issued upon conversion of a Cdn$1,000,000 Debenture. Each share purchase warrant underlying the Debenture may be exercised through February 26, 2014 for one common share at an exercise price of Cdn$2.05 per common share.

(2) Includes 157,895 common shares and 78,947 common shares underlying share purchase warrants that may be issued upon conversion of a Cdn$300,000 Debenture. Each share purchase warrant may be exercised through February 26, 2014 for one common share at an exercise price of Cdn$2.05 per common share. Michael C. Licosati, the managing partner of Alder Capital Partners I L.P., has voting control and investment discretion over securities held by Alder Capital Partners I L.P.

(3) Includes 65,789 common shares and 32,895 common shares underlying share purchase warrants that may be issued upon conversion of a Cdn$125,000 Debenture. Each share purchase warrant may be exercised through February 26, 2014 for one common share at an exercise price of Cdn$2.05 per common share. Michael C. Licosati, the managing partner of Alder Offshore Master Fund L.P., has voting control and investment discretion over securities held by Alder Offshore Master Fund L.P.

(4) Includes 107,895 common shares and 53,947 common shares underlying share purchase warrants that may be issued upon conversion of a Cdn$205,000 Debenture. Each share purchase warrant may be exercised through February 26, 2014 for one common share at an exercise price of Cdn$2.05 per common share.

(5) Includes 47,368 common shares and 23,684 common shares underlying share purchase warrants that may be issued upon conversion of a Cdn$90,000 Debenture. Each share purchase warrant may be exercised through February 26, 2014 for one common share at an exercise price of Cdn$2.05 per common share.

(6) James V. Bacon serves as the trustee of the James V. Bacon Trust, which holds 107,895 common shares and 53,947 common shares underlying share purchase warrants that may be issued upon conversion of a Cdn$205,000 Debenture. Each share purchase warrant may be exercised through February 26, 2014 for one common share at an exercise price of Cdn$2.05 per common share.

(7) Includes 15,789 common shares and 7,895 common shares underlying share purchase warrants that may be issued upon conversion of a Cdn$30,000 Debenture. Each share purchase warrant may be exercised through February 26, 2014 for one common share at an exercise price of Cdn$2.05 per common share.

(8) Includes 26,316 common shares and 13,158 common shares underlying share purchase warrants that may be issued upon conversion of a Cdn$50,000 Debenture. Each share purchase warrant may be exercised through February 26, 2014 for one common share at an exercise price of Cdn$2.05 per common share.

(9) Includes 2,632 common shares and 1,316 common shares underlying share purchase warrants that may be issued upon conversion of a Cdn$5,000 Debenture. Each share purchase warrant may be exercised through February 26, 2014 for one common share at an exercise price of Cdn$2.05 per common share.

(10) David Brisbin and Laura Innes serve as the co-trustees of the Innes Brisbin Living Trust dated June 8, 2004, which holds 61,053 common shares and 30,526 common shares underlying share purchase warrants that may be issued upon conversion of a Cdn$116,000 Debenture. Each share purchase warrant may be exercised through February 26, 2014 for one common share at an exercise price of Cdn$2.05 per common share.

(11) Includes 47,368 common shares and 23,684 common shares underlying share purchase warrants that may be issued upon conversion of a Cdn$90,000 Debenture. Each share purchase warrant may be exercised through February 26, 2014 for one common share at an exercise price of Cdn$2.05 per common share.

(12) Includes 52,632 common shares and 26,316 common shares underlying share purchase warrants that may be issued upon conversion of a Cdn$100,000 Debenture. Each share purchase warrant may be exercised through February 26, 2014 for one common share at an exercise price of Cdn$2.05 per common share.

(13) Includes 63,158 common shares and 31,579 common shares underlying share purchase warrants that may be issued upon conversion of a Cdn$120,000 Debenture. Each share purchase warrant may be exercised through February 26, 2014 for one common share at an exercise price of Cdn$2.05 per common share. John Catalfio is an affiliate of a broker-dealer registered with the Financial Industry Regulatory Authority.

(14) Includes 52,632 common shares and 26,316 common shares underlying share purchase warrants that may be issued upon conversion of a Cdn$100,000 Debenture. Each share purchase warrant may be exercised through February 26, 2014 for one common share at an exercise price of Cdn$2.05 per common share.

(15) Charles M. Claussen and Michelle Claussen serve as the co-trustees of the Claussen Trust dated March 29, 1995, which holds 57,895 common shares and 28,947 common shares underlying share purchase warrants that may be issued upon conversion of a Cdn$110,000 Debenture. Each share purchase warrant may be exercised through February 26, 2014 for one common share at an exercise price of Cdn$2.05 per common share.

(16) Includes 52,632 common shares and 26,316 common shares underlying share purchase warrants that may be issued upon conversion of a Cdn$100,000 Debenture. Each share purchase warrant may be exercised through February 26, 2014 for one common share at an exercise price of Cdn$2.05 per common share.

(17) Includes (i) 628,000 common shares issuable upon exercise of options, (ii) 57,500 common shares underlying share purchase warrants, and (iii) 85,789 common shares and 42,895 common shares underlying share purchase warrants that may be issued upon conversion of a Cdn$163,000 Debenture. Each share purchase warrant underlying the Debenture may be exercised through February 26, 2014 for one common share at an exercise price of Cdn$2.05 per common share. Bradford Cooke is the Chairman and Chief Executive Officer of Endeavour Silver Corp.

(18) Timothy R. Crane serves as the trustee of the Timothy R. Crane Trust, which holds 118,947 common shares and 59,474 common shares underlying share purchase warrants that may be issued upon conversion of a Cdn$226,000 Debenture. Each share purchase warrant may be exercised through February 26, 2014 for one common share at an exercise price of Cdn$2.05 per common share.

(19) Includes 26,316 common shares and 13,158 common shares underlying share purchase warrants that may be issued upon conversion of a Cdn$50,000 Debenture. Each share purchase warrant may be exercised through February 26, 2014 for one common share at an exercise price of Cdn$2.05 per common share.

(20) Includes 42,105 common shares and 21,053 common shares underlying share purchase warrants that may be issued upon conversion of a Cdn$80,000 Debenture. Each share purchase warrant may be exercised through February 26, 2014 for one common share at an exercise price of Cdn$2.05 per common share.

(21) Includes 2,632 common shares and 1,316 common shares underlying share purchase warrants that may be issued upon conversion of a Cdn$5,000 Debenture. Each share purchase warrant may be exercised through February 26, 2014 for one common share at an exercise price of Cdn$2.05 per common share. Daniel Dickson is the Chief Financial Officer of Endeavour Silver Corp.

(22) Paul DiPaolo and Nancy Worthington serve as the co-trustees of the DiPaolo/Worthington Family Trust, which holds 115,789 common shares and 57,895 common shares underlying share purchase warrants that may be issued upon conversion of a Cdn$220,000 Debenture. Each share purchase warrant may be exercised through February 26, 2014 for one common share at an exercise price of Cdn$2.05 per common share.

(23) Includes 47,368 common shares and 23,684 common shares underlying share purchase warrants that may be issued upon conversion of a Cdn$90,000 Debenture. Each share purchase warrant may be exercised through February 26, 2014 for one common share at an exercise price of Cdn$2.05 per common share.

(24) Includes 47,368 common shares and 23,684 common shares underlying share purchase warrants that may be issued upon conversion of a Cdn$90,000 Debenture. Each share purchase warrant may be exercised through February 26, 2014 for one common share at an exercise price of Cdn$2.05 per common share.

(25) Tracy Habluetzel and Lynn Habluetzel serve as the co-trustees of the Tracy Habluetzel 1995 Revocable Trust dated September 14, 1995, which holds 52,632 common shares and 26,316 common shares underlying share purchase warrants that may be issued upon conversion of a Cdn$100,000 Debenture. Each share purchase warrant may be exercised through February 26, 2014 for one common share at an exercise price of Cdn$2.05 per common share.

(26) Includes 65,263 common shares and 32,632 common shares underlying share purchase warrants that may be issued upon conversion of a Cdn$124,000 Debenture. Each share purchase warrant may be exercised through February 26, 2014 for one common share at an exercise price of Cdn$2.05 per common share. The selling shareholder is an affiliate of a broker-dealer registered with the Financial Industry Regulatory Authority.

(27) Robert K. Heimann serves as the trustee of the Robert K. Heimann Living Trust dated July 24, 2001, which holds 78,947 common shares and 39,474 common shares underlying share purchase warrants that may be issued upon conversion of a Cdn$150,000 Debenture. Each share purchase warrant may be exercised through February 26, 2014 for one common share at an exercise price of Cdn$2.05 per common share.

(28) Steven Hoke and Colleen Hoke serve as the co-trustees of the Hoke Living Trust, which holds 47,368 common shares and 23,684 common shares underlying share purchase warrants that may be issued upon conversion of a Cdn$90,000 Debenture. Each share purchase warrant may be exercised through February 26, 2014 for one common share at an exercise price of Cdn$2.05 per common share.

(29) Includes 78,947 common shares and 39,474 common shares underlying share purchase warrants that may be issued upon conversion of a Cdn$150,000 Debenture. Each share purchase warrant may be exercised through February 26, 2014 for one common share at an exercise price of Cdn$2.05 per common share. Robert C. Dahlander, the manager of Methodical Management LLC, the general partner of Integrity Funds LP, has voting control and investment discretion over securities held by Integrity Funds LP.

(30) Includes 52,632 common shares and 26,316 common shares underlying share purchase warrants that may be issued upon conversion of a Cdn$100,000 Debenture. Each share purchase warrant may be exercised through February 26, 2014 for one common share at an exercise price of Cdn$2.05 per common share. J. Michael Cheezem, the general partner of JMC Family Investments, Ltd., has voting control and investment discretion over securities held by JMC Family Investments, Ltd.

(31) Includes 2,632 common shares and 1,316 common shares underlying share purchase warrants that may be issued upon conversion of a Cdn$5,000 Debenture. Each share purchase warrant may be exercised through February 26, 2014 for one common share at an exercise price of Cdn$2.05 per common share.

(32) Includes 47,368 common shares and 23,684 common shares underlying share purchase warrants that may be issued upon conversion of a Cdn$90,000 Debenture. Each share purchase warrant may be exercised through February 26, 2014 for one common share at an exercise price of Cdn$2.05 per common share.

(33) Includes 13,684 common shares and 6,842 common shares underlying share purchase warrants that may be issued upon conversion of a Cdn$26,000 Debenture. Each share purchase warrant may be exercised through February 26, 2014 for one common share at an exercise price of Cdn$2.05 per common share. Hemant Kathuria is a broker-dealer registered with the Financial Industry Regulatory Authority.

(34) Includes 86,842 common shares and 43,421 common shares underlying share purchase warrants that may be issued upon conversion of a Cdn$165,000 Debenture. Each share purchase warrant may be exercised through February 26, 2014 for one common share at an exercise price of Cdn$2.05 per common share.

(35) Includes 60,526 common shares and 30,263 common shares underlying share purchase warrants that may be issued upon conversion of a Cdn$115,000 Debenture. Each share purchase warrant may be exercised through February 26, 2014 for one common share at an exercise price of Cdn$2.05 per common share. The selling shareholder is a broker-dealer registered with the Financial Industry Regulatory Authority.

(36) Includes 57,895 common shares and 28,947 common shares underlying share purchase warrants that may be issued upon conversion of a Cdn$110,000 Debenture. Each share purchase warrant may be exercised through February 26, 2014 for one common share at an exercise price of Cdn$2.05 per common share. Kurt Swogger, the general partner of KK Swogger Asset Management, LP, has voting control and investment discretion over securities held by KK Swogger Asset Management, LP.

(37) Includes 2,632 common shares and 1,316 common shares underlying share purchase warrants that may be issued upon conversion of a Cdn$5,000 Debenture. Each share purchase warrant may be exercised through February 26, 2014 for one common share at an exercise price of Cdn$2.05 per common share.

(38) Scott Langmack and Lori Langmack serve as the co-trustees of the Scott and Lori Langmack Family Trust, which holds 47,368 common shares and 23,684 common shares underlying share purchase warrants that may be issued upon conversion of a Cdn$90,000 Debenture. Each share purchase warrant may be exercised through February 26, 2014 for one common share at an exercise price of Cdn$2.05 per common share.

(39) Includes 52,632 common shares and 26,316 common shares underlying share purchase warrants that may be issued upon conversion of a Cdn$100,000 Debenture. Each share purchase warrant may be exercised through February 26, 2014 for one common share at an exercise price of Cdn$2.05 per common share.

(40) Includes 263,158 common shares and 131,579 common shares underlying share purchase warrants that may be issued upon conversion of a Cdn$500,000 Debenture. Each share purchase warrant may be exercised through February 26, 2014 for one common share at an exercise price of Cdn$2.05 per common share.

(41) Includes 200,000 common shares and 100,000 common shares underlying share purchase warrants that may be issued upon conversion of a Cdn$380,000 Debenture. Each share purchase warrant may be exercised through February 26, 2014 for one common share at an exercise price of Cdn$2.05 per common share. Volaw Funds GP Limited, the general partner of LVD Gold and Resources Fund LP, has voting control and investment discretion over securities held by LVD Gold and Resources Fund LP.

(42) Includes 47,368 common shares and 23,684 common shares underlying share purchase warrants that may be issued upon conversion of a Cdn$90,000 Debenture. Each share purchase warrant may be exercised through February 26, 2014 for one common share at an exercise price of Cdn$2.05 per common share.

(43) Includes 47,368 common shares and 23,684 common shares underlying share purchase warrants that may be issued upon conversion of a Cdn$90,000 Debenture. Each share purchase warrant may be exercised through February 26, 2014 for one common share at an exercise price of Cdn$2.05 per common share.

(44) Includes 26,316 common shares and 13,158 common shares underlying share purchase warrants that may be issued upon conversion of a Cdn$50,000 Debenture. Each share purchase warrant may be exercised through February 26, 2014 for one common share at an exercise price of Cdn$2.05 per common share. Mike Masunas is an affiliate of a broker-dealer registered with the Financial Industry Regulatory Authority.

(45) Corrie McLean Mauldin is the beneficiary of the Ruth McLean Bowers Trust for Grandchildren 1972 FBO Corrie McLean Mauldin, which holds 198,421 common shares and 99,211 common shares underlying share purchase warrants that may be issued upon conversion of a Cdn$377,000 Debenture. Each share purchase warrant may be exercised through February 26, 2014 for one common share at an exercise price of Cdn$2.05 per common share.

(46) Includes 322,207 common shares underlying share purchase warrants which were assigned by Euro Pacific Capital, Inc. to William Gordon McBean. Each share purchase warrant may be exercised through February 26, 2014 for one common share at an exercise price of Cdn$1.90 per common share. William Gordon McBean is an affiliate of Euro Pacific Capital, Inc., a broker-dealer registered with the Financial Industry Regulatory Authority which served as a placement agent in our private placement that closed on February 26, 2009.

(47) Rod McIntyre serves as the trustee of the Rod McIntyre Trust, which holds 52,632 common shares and 26,316 common shares underlying share purchase warrants that may be issued upon conversion of a Cdn$100,000 Debenture. Each share purchase warrant may be exercised through February 26, 2014 for one common share at an exercise price of Cdn$2.05 per common share.

(48) Bowman McLean McMahon is a beneficiary of the Ruth McLean Bowers Trust for Grandchildren 1972 FBO Bowman McLean McMahon, which holds 198,421 common shares and 99,211 common shares underlying share purchase warrants that may be issued upon conversion of a Cdn$377,000 Debenture. Each share purchase warrant may be exercised through February 26, 2014 for one common share at an exercise price of Cdn$2.05 per common share.

(49) Shaw Farnham McMahon is the beneficiary of the Ruth McLean Bowers Trust for Grandchildren 1972 FBO Shaw Farnham McMahon, which holds 198,421 common shares and 99,211 common shares underlying share purchase warrants that may be issued upon conversion of a Cdn$377,000 Debenture. Each share purchase warrant may be exercised through February 26, 2014 for one common share at an exercise price of Cdn$2.05 per common share.

(50) Barbara Meister serves as the trustee of the Meister Non-Exempt Marital Trust dated November 17, 1983, which holds 94,737 common shares and 47,368 common shares underlying share purchase warrants that may be issued upon conversion of a Cdn$180,000 Debenture. Each share purchase warrant may be exercised through February 26, 2014 for one common share at an exercise price of Cdn$2.05 per common share.

(51) Includes 52,632 common shares and 26,316 common shares underlying share purchase warrants that may be issued upon conversion of a Cdn$100,000 Debenture. Each share purchase warrant may be exercised through February 26, 2014 for one common share at an exercise price of Cdn$2.05 per common share.

(52) Includes 74,737 common shares and 37,368 common shares underlying share purchase warrants that may be issued upon conversion of a Cdn$142,000 Debenture. Each share purchase warrant may be exercised through February 26, 2014 for one common share at an exercise price of Cdn$2.05 per common share.

(53) Includes 78,947 common shares and 39,474 common shares underlying share purchase warrants that may be issued upon conversion of a Cdn$150,000 Debenture. Each share purchase warrant may be exercised through February 26, 2014 for one common share at an exercise price of Cdn$2.05 per common share.

(54) Includes (i) 450,000 common shares and 225,000 common shares underlying share purchase warrants that may be issued upon exercise of units, and (ii) 789,474 common shares and 394,737 common shares underlying share purchase warrants that may be issued upon conversion of a Cdn$1,500,000 Debenture. Each share purchase warrant underlying the Debenture may be exercised through February 26, 2014 for one common share at an exercise price of Cdn$2.05 per common share.

(55) Joseph A. Panella serves as the trustee of the Panella Living Trust dated May 11, 2004, which holds 52,632 common shares and 26,316 common shares underlying share purchase warrants that may be issued upon conversion of a Cdn$100,000 Debenture. Each share purchase warrant may be exercised through February 26, 2014 for one common share at an exercise price of Cdn$2.05 per common share.

(56) Includes 84,211 common shares and 42,105 common shares underlying share purchase warrants that may be issued upon conversion of a Cdn$160,000 Debenture. Each share purchase warrant may be exercised through February 26, 2014 for one common share at an exercise price of Cdn$2.05 per common share.

(57) Includes 52,632 common shares and 26,316 common shares underlying share purchase warrants that may be issued upon conversion of a Cdn$100,000 Debenture. Each share purchase warrant may be exercised through February 26, 2014 for one common share at an exercise price of Cdn$2.05 per common share.

(58) Valene McIntyre Posey serves as trustee of the North Mid-Valley Family Trust, which holds 60,526 common shares and 30,263 common shares underlying share purchase warrants that may be issued upon conversion of a Cdn$115,000 Debenture. Each share purchase warrant may be exercised through February 26, 2014 for one common share at an exercise price of Cdn$2.05 per common share.

(59) Includes 197,368 common shares and 98,684 common shares underlying share purchase warrants that may be issued upon conversion of a Cdn$375,000 Debenture. Each share purchase warrant may be exercised through February 26, 2014 for one common share at an exercise price of Cdn$2.05 per common share.

(60) Includes 57,895 common shares and 28,947 common shares underlying share purchase warrants that may be issued upon conversion of a Cdn$110,000 Debenture. Each share purchase warrant may be exercised through February 26, 2014 for one common share at an exercise price of Cdn$2.05 per common share.

(61) Includes 210,526 common shares and 105,263 common shares underlying share purchase warrants that may be issued upon conversion of a Cdn$400,000 Debenture. Each share purchase warrant may be exercised through February 26, 2014 for one common share at an exercise price of Cdn$2.05 per common share.

(62) Includes 131,579 common shares and 65,789 common shares underlying share purchase warrants that may be issued upon conversion of a Cdn$250,000 Debenture. Each share purchase warrant may be exercised through February 26, 2014 for one common share at an exercise price of Cdn$2.05 per common share.

(63) Jeffrey Schantz serves as the trustee of the Jeffrey Schantz Revocable Trust dated February 8, 1995, which holds 52,632 common shares and 26,316 common shares underlying share purchase warrants that may be issued upon conversion of a Cdn$100,000 Debenture. Each share purchase warrant may be exercised through February 26, 2014 for one common share at an exercise price of Cdn$2.05 per common share.

(64) Includes 25,000 common shares underlying share purchase warrants that may be exercised at an exercise price of Cdn$1.90 for a period of 5 years from the date of issue. Also includes (i) 100,000 common shares and 50,000 common shares underlying share purchase warrants that may be issued upon conversion of a Cdn$190,000 Debenture, and (ii) 322,207 common shares underlying share purchase warrants which were assigned by Euro Pacific Capital, Inc. to Peter Schiff. Each such share purchase warrant may be exercised through February 26, 2014 for one common share at an exercise price of Cdn$2.05 per common share and Cdn$1.90 per common share, respectively. Peter Schiff is an affiliate of Euro Pacific Capital, Inc., a broker-dealer registered with the Financial Industry Regulatory Authority which served as a placement agent in our private placement that closed on February 26, 2009.

(65) James Sherk serves as the trustee of the James P. Sherk and Jeri Herron Sherk Family Trust, which holds 47,368 common shares and 23,684 common shares underlying share purchase warrants that may be issued upon conversion of a Cdn$90,000 Debenture. Each share purchase warrant may be exercised through February 26, 2014 for one common share at an exercise price of Cdn$2.05 per common share.

(66) Includes 47,368 common shares and 23,684 common shares underlying share purchase warrants that may be issued upon conversion of a Cdn$90,000 Debenture. Each share purchase warrant may be exercised through February 26, 2014 for one common share at an exercise price of Cdn$2.05 per common share.

(67) Includes 52,632 common shares and 23,316 common shares underlying share purchase warrants that may be issued upon conversion of a Cdn$100,000 Debenture. Each share purchase warrant may be exercised through February 26, 2014 for one common share at an exercise price of Cdn$2.05 per common share.

(68) Damon Suter serves as the trustee of the Suter Family Trust, which holds 328,947 common shares and 164,474 common shares underlying share purchase warrants that may be issued upon conversion of a Cdn$625,000 Debenture. Each share purchase warrant may be exercised through February 26, 2014 for one common share at an exercise price of Cdn$2.05 per common share.

(69) James Tamborello serves as the trustee of the Tamborello Family Trust dated June 24, 1998, which holds 57,895 common shares and 28,947 common shares underlying share purchase warrants that may be issued upon conversion of a Cdn$110,000 Debenture. Each share purchase warrant may be exercised through February 26, 2014 for one common share at an exercise price of Cdn$2.05 per common share.

(70) Includes 328,947 common shares and 164,474 common shares underlying share purchase warrants that may be issued upon conversion of a Cdn$625,000 Debenture. Each share purchase warrant may be exercised through February 26, 2014 for one common share at an exercise price of Cdn$2.05 per common share.

(71) Includes 328,947 common shares and 164,474 common shares underlying share purchase warrants that may be issued upon conversion of a Cdn$625,000 Debenture. Each share purchase warrant may be exercised through February 26, 2014 for one common share at an exercise price of Cdn$2.05 per common share.

(72) Includes (i) 20,000 common shares issuable upon exercise of options that may be exercised through January 25, 2011 at an exercise price of Cdn$2.55 per common share, and (ii) 2,632 common shares and 1,316 common shares underlying share purchase warrants that may be issued upon conversion of a Cdn$5,000 Debenture. Each share purchase warrant may be exercised through February 26, 2014 for one common share at an exercise price of Cdn$2.05 per common share.

(73) Includes 52,632 common shares and 26,316 common shares underlying share purchase warrants that may be issued upon conversion of a Cdn$100,000 Debenture. Each share purchase warrant may be exercised through February 26, 2014 for one common share at an exercise price of Cdn$2.05 per common share.

(74) Includes (i) 713,000 common shares issuable upon exercise of options and (ii) 15,789 common shares and 7,895 common shares underlying share purchase warrants that may be issued upon conversion of a Cdn$30,000 Debenture. Each share purchase warrant may be exercised through February 26, 2014 for one common share at an exercise price of Cdn$2.05 per common share. Godfrey Walton is the President, Chief Operating Officer and a member of the board of directors of Endeavour Silver Corp.

(75) Bernard L. Warner serves as the trustee of the Bernard L. Warner Trust dated March 28, 1994, which holds 42,105 common shares and 21,053 common shares underlying share purchase warrants that may be issued upon conversion of a Cdn$80,000 Debenture. Each share purchase warrant may be exercised through February 26, 2014 for one common share at an exercise price of Cdn$2.05 per common share.

(76) John S. Welch serves as trustee of the Rosenbrock Exemption Trust, which holds 52,632 common shares and 26,316 common shares underlying share purchase warrants that may be issued upon conversion of a Cdn$100,000 Debenture. Each share purchase warrant may be exercised through February 26, 2014 for one common share at an exercise price of Cdn$2.05 per common share.

(77) Includes (i) 40,000 common shares issuable upon exercise of options that may be exercised through May 6, 2009 at an exercise price of Cdn$1.60 per common share, (ii) 20,000 common shares issuable upon exercise of options that may be exercised through January 25, 2011 at an exercise price of Cdn$2.55 per common share, and (iii) 2,632 common shares and 1,316 common shares underlying share purchase warrants that may be issued upon conversion of a Cdn$5,000 Debenture. Each share purchase warrant may be exercised through February 26, 2014 for one common share at an exercise price of Cdn$2.05 per common share.

(78) Includes (i) 315,000 common shares issuable upon exercise of options and (ii) 2,632 common shares and 1,316 common shares underlying share purchase warrants that may be issued upon conversion of a Cdn$5,000 Debenture. Each share purchase warrant may be exercised through February 26, 2014 for one common share at an exercise price of Cdn$2.05 per common share. Philip Yee previously served as the Controller, Finance Manager and Chief Financial Officer of Endeavour Silver Corp.

PLAN OF DISTRIBUTION

          The selling shareholders and any of their pledges, assignees, and successors in interest may, from time to time, sell any or all of their shares on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling shareholders may use any one or more of the following methods when selling shares:

  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

  block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

  an exchange distribution in accordance with the rules of the applicable exchange;

  privately negotiated transactions;

  short sales effected after the date of this prospectus;

  close out short positions and return borrowed shares in connection with such short sales;

  broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

  a combination of any such methods of sale; and

  any other method permitted pursuant to applicable law.

          The selling shareholders may also sell shares under Rule 144 or Rule 904, or pursuant to another exemption from registration under the Securities Act, if available, rather than under this prospectus.

          Broker-dealers engaged by the selling shareholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling shareholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

          The selling shareholders may from time to time pledge or grant a security interest in some or all of the shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares from time to time under this prospectus, or under an amendment or supplement to this prospectus amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus.

          Upon being notified in writing by a selling shareholder that any material agreement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act disclosing (i) the name of each such selling shareholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such shares were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable, and (vi) other facts material to the transaction.

          The selling shareholders also may transfer the shares in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

          The selling shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the selling shareholder. Each selling shareholder has represented and warranted to us that it acquired the securities subject to the registration statement in the ordinary course of such selling shareholder’s business, not for resale, and at the time of its purchase of such securities such selling shareholder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities.

          If the selling shareholders use this prospectus for any sale of the shares, they will be subject to the prospectus delivery requirements of the Securities Act. The selling shareholders will be responsible to comply with the applicable provisions of the Securities Act and the Exchange Act, and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to such selling shareholders in connection with resales of their respective shares under this prospectus.

          We are required to pay certain fees and expenses incident to the registration of the shares. We have agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the U.S. Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

INCOME TAX CONSIDERATIONS

United States Federal Income Tax Considerations

TO ENSURE COMPLIANCE WITH TREASURY DEPARTMENT CIRCULAR 230, PROSPECTIVE INVESTORS ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF U.S. FEDERAL TAX ISSUES IN THIS PROSPECTUS IS NOT INTENDED OR WRITTEN TO BE RELIED UPON, AND CANNOT BE RELIED UPON, BY INVESTORS FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED UNDER THE CODE; (B) SUCH DISCUSSION IS BEING USED IN CONNECTION WITH THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (C) PROSPECTIVE INVESTORS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

          The following summary describes certain material U.S. federal income tax considerations generally applicable to U.S. Holders (as defined below) with respect to the ownership and disposition of our common shares offered hereunder. It addresses only U.S. Holders that hold our common shares as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) (generally, assets held for investment purposes). The following summary does not purport to be a complete analysis of all of the potential U.S. federal income tax considerations that may be relevant to particular U.S. Holders in light of their particular circumstances, nor does it deal with persons that are subject to special tax rules, such as brokers, dealers in securities or currencies, financial institutions, mutual funds, insurance companies, tax-exempt entities, qualified retirement plans, U.S. Holders that own stock constituting 10% or more of our voting power (whether such stock is directly, indirectly or constructively owned), regulated investment companies, common trust funds, U.S. Holders subject to the alternative minimum tax, U.S. Holders holding our common shares as part of a straddle, hedge or conversion transaction or as part of a synthetic security or other integrated transaction, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, U.S. Holders that have a “functional currency” other than the U.S. dollar, U.S. expatriates, and persons that acquired our common shares in a compensation transaction. In addition, this summary does not address persons that hold an interest in a partnership or other pass-through entity that holds our common shares, or tax considerations arising under the laws of any state, local or non-U.S. jurisdiction or other U.S. federal tax considerations (e.g., estate or gift tax) other than those pertaining to the income tax.

          The following is based on the Code, Treasury regulations promulgated thereunder (“Treasury Regulations”), and administrative rulings and court decisions, in each case as in effect on the date hereof, all of which are subject to change, possibly with retroactive effect.

          As used herein, the term “U.S. Holder” means a beneficial owner of our common shares that is (i) a citizen or individual resident of the U.S., (ii) a corporation (or an entity classified as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the U.S. or any political subdivision thereof, (iii) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if (A) a U.S. court is able to exercise primary supervision over its administration and one or more U.S. persons, within the meaning of Section 7701(a)(30) of the Code, have authority to control all of its substantial decisions or (B) it has properly elected under applicable Treasury Regulations to be treated as a U.S. person.

          The tax treatment of a partner in a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) may depend on both the partner’s and the partnership’s status and the activities of such partnership. Partnerships that are beneficial owners of our common shares, and partners in such partnerships, should consult their own tax advisors regarding the U.S. federal, state, local and non-U.S. tax considerations applicable to them with respect to the ownership and disposition of our common shares.

This summary is of a general nature only. It is not intended to constitute, and should not be construed to constitute, legal or tax advice to any particular U.S. Holder. U.S. Holders should consult their own tax advisors as to the tax considerations applicable to them in their particular circumstances.

Ownership and Disposition of Our Common Shares

          Distributions. Subject to the discussion below under “Certain United States Federal Income Tax Considerations - Passive Foreign Investment Company Rules” and under “Certain United States Federal Income Tax Considerations - Controlled Foreign Corporations,” distributions made with respect to our common shares (including any Canadian taxes withheld from such distributions) generally will be included in the gross income of a U.S. Holder as dividend income to the extent of our current and accumulated earnings and profits, as determined under U.S. federal income tax principles. So long as we are not a passive foreign investment company (a “PFIC”) (see discussion under “Certain United States Federal Income Tax Considerations - Passive Foreign Investment Company” below), we are expected to be eligible for the benefits of a comprehensive income tax treaty with the U.S., so that dividends paid by us to non-corporate U.S. Holders are generally expected to be eligible for the reduced rate of U.S. federal income tax available with respect to certain dividends received in taxable years beginning before January 1, 2011. Note, however, that if if we are a PFIC, for the taxable year during which we pay a dividend or for the preceding year, the reduced rates described in the preceding sentence will not apply. A corporate U.S. Holder will not be entitled to a dividends received deduction that is otherwise generally available upon the receipt of dividends distributed by U.S. corporations.

          Distributions in excess of our current and accumulated earnings and profits, if made with respect to our common shares, will be treated as a return of capital to the extent of the U.S. Holder’s adjusted tax basis in such common shares, and thereafter as capital gain.

          If any dividends are paid in Canadian dollars, the amount includible in gross income will be the U.S. dollar value of such dividend, calculated by reference to the exchange rate in effect on the date of actual or constructive receipt of the payment, regardless of whether the payment is actually converted into U.S. dollars. If any Canadian dollars actually or constructively received by a U.S. Holder are later converted into U.S. dollars, such U.S. Holder may recognize gain or loss on the conversion, which will be treated as ordinary gain or loss. Such gain or loss generally will be treated as gain or loss from sources within the U.S. for U.S. foreign tax credit purposes.

          A U.S. Holder may be entitled to deduct or claim a credit for Canadian withholding taxes, subject to applicable limitations in the Code. Dividends paid on our common shares will be treated as income from sources outside the U.S. and generally will be “passive category income” for U.S. foreign tax credit limitation purposes. The rules governing the foreign tax credit are complex and the availability of the credit is subject to limitations. U.S. Holders should consult their own tax advisors regarding the availability of the foreign tax credit in their particular circumstances.

          Dispositions. Subject to the discussion below under “Certain United States Federal Income Tax Considerations - Passive Foreign Investment Company Rules” and “Certain United States Federal Income Tax Considerations - Controlled Foreign Corporations,” upon the sale, exchange or other taxable disposition of our common shares, a U.S. Holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any other property received upon the sale, exchange or other taxable disposition and (ii) the U.S. Holder’s adjusted tax basis in such common shares. Capital gain or loss recognized upon a sale, exchange or other taxable disposition of our common shares will generally be long-term capital gain or loss if the U.S. Holder’s holding period with respect to such common shares disposed of is more than one year at the time of the sale, exchange or other taxable disposition. The deductibility of capital loss is subject to limitations.

Passive Foreign Investment Company Rules

          Certain adverse U.S. federal income tax rules generally apply to a U.S. person that owns or disposes of stock in a non-U.S. corporation that is treated as a passive foreign investment company. In general, a non-U.S. corporation will be treated as a PFIC for any taxable year during which, after applying relevant look-through rules with respect to the income and assets of subsidiaries, either (i) 75% or more of the non-U.S. corporation’s gross income is passive income, or (ii) 50% or more of the average value of the non-U.S. corporation’s assets produce or are held for the production of passive income. For these purposes, passive income generally includes dividends, interest, certain rents and royalties, and the excess of gains over losses from certain commodities transactions, including transaction involving oil and gas. However, gains and losses from commodities transactions generally are excluded from the definition of passive income if (i) such gains or losses are derived by a non-U.S. corporation in the active conduct of a commodity business, and (ii) “substantially all” of such corporation’s business is as an active producer, processor, merchant or handler of commodities of like kind (the “active commodities business exclusion”).

           We have not made a determination as to our PFIC status for the current or any past taxable years. PFIC classification is factual in nature, generally cannot be determined until the close of the taxable year in question, and is determined annually. Thus, there can be no assurance that we are not a PFIC for the current taxable year, have not been for any past taxable years or will not be a PFIC for any future taxable years.

          The following U.S. federal income tax consequences generally will apply to a U.S. Holder of our common shares if we are treated as a PFIC:

          Distributions. Distributions made by us with respect to our common shares, to the extent such distributions are treated as “excess distributions” pursuant to Section 1291 of the Code, must be allocated ratably to each day of the U.S. Holder’s holding period for such common shares. The amounts allocated to the taxable year during which the distribution is made, and to any taxable years in such U.S. Holder’s holding period which are prior to the first taxable year in which we were treated as a PFIC, are included in such U.S. Holder’s gross income as ordinary income for the taxable year of the distribution. The amount allocated to each other taxable year is taxed as ordinary income in the taxable year of the distribution at the highest tax rate in effect for the U.S. Holder in that other taxable year and is subject to an interest charge at the rate applicable to underpayments of tax. Any distribution made by us that does not constitute an excess distribution would be treated in the manner described under “Certain United States Federal Income Tax Considerations — Ownership and Disposition of Our Common Shares — Distributions,” above.

          Dispositions. The entire amount of any gain realized upon the U.S. Holder’s disposition of our common shares generally will be treated as an excess distribution made in the taxable year during which such disposition occurs, with the consequences described above.

          Elections. In general, the adverse U.S. federal income tax consequences of holding stock of a PFIC described above may be mitigated if a U.S. shareholder of the PFIC is able to, and timely makes, a valid qualified electing fund election with respect to the PFIC or a valid mark-to-market election with respect to the stock of the PFIC.

U.S. Holders should consult their own tax advisors as to the tax consequences of owning and disposing of stock in a PFIC, including the availability of any elections that may mitigate the adverse U.S. federal income tax consequences of holding stock of a PFIC.

Certain Controlled Foreign Corporation Rules

          If more than 50% of the total voting power or the total value of our outstanding shares is owned, directly or indirectly, by citizens or residents of the U.S., U.S. partnerships or corporations, or U.S. estates or trusts (as defined by Section 7701(a)(30) of the Code), each of which own, directly or indirectly, 10% or more of the total voting power of our outstanding shares (each a “10% Shareholder”), we could be treated as a “Controlled Foreign Corporation” (“CFC”) under Section 957 of the Code.

          Our classification as a CFC would effect many complex results, including that under Section 1248 of the Code, gain from the disposition of our common shares by a U.S. Holder that is or was a 10% Shareholder at any time during the five-year period ending with the disposition will be treated as a dividend to the extent of our earnings and profits attributable to the common shares sold or exchanged.

          If we are classified as both a PFIC and a CFC, we generally will not be treated as a PFIC with respect to 10% Shareholders.

          We have made no determination as to whether we currently meet or have met the definition of a CFC, and there can be no assurance that we will not be considered a CFC for the current or any future taxable year.

The CFC rules are very complicated, and U.S. Holders should consult their own financial advisor, legal counsel or accountant regarding the CFC rules and how these rules may impact their U.S. federal income tax situation.

Information Reporting and Backup Withholding Tax

          If certain information reporting requirements are not met, a U.S. Holder may be subject to backup withholding tax (currently imposed at a rate of 28%) on the distributions made with respect to our common shares or proceeds received on the disposition of our common shares. Backup withholding tax is not an additional tax. A U.S. Holder subject to the backup withholding tax rules will be allowed a credit of the amount withheld against such U.S. Holder’s U.S. federal income tax liability and, if backup withholding tax results in an overpayment of U.S. federal income tax, such U.S. Holder may be entitled to a refund, provided that the requisite information is correctly furnished to the Internal Revenue Service in a timely manner. U.S. Holders should consult their own tax advisors as to the information reporting and backup withholding tax rules.

THE ABOVE SUMMARY IS NOT INTENDED TO CONSTITUTE A COMPLETE ANALYSIS OF ALL TAX CONSIDERATIONS APPLICABLE TO U.S. HOLDERS WITH RESPECT TO THE OWNERSHIP

AND DISPOSITION OF OUR COMMON SHARES. U.S. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE TAX CONSIDERATIONS APPLICABLE TO THEM IN THEIR PARTICULAR CIRCUMSTANCES.

Certain Canadian Federal Income Tax Considerations

          The following is a fair and adequate summary of the principal Canadian federal income tax considerations of the purchase, ownership and disposition of the common shares offered hereunder (for purposes of this discussion, the “Offered Shares”) generally applicable to purchasers of Offered Shares pursuant to this offering who, at all relevant times, are residents of the U.S. for the purposes of the Canada-United States Tax Convention (1980), as amended (the “Convention”), are not and have not been resident in Canada or deemed to be resident in Canada for purposes of the Income Tax Act (Canada), as amended to the date hereof (the “Canadian Tax Act”) or any applicable income tax convention to which Canada is a signatory, hold their Offered Shares as capital property, deal at arm’s length with and are not affiliated with our company for the purposes of the Canadian Tax Act, do not have a permanent establishment or fixed base in Canada, and do not use or hold and are not deemed to use or hold such Offered Shares in the course of carrying on or being deemed to be carrying on business in Canada (for purposes of this discussion, “U.S. Resident Holders”). Whether a U.S. Resident Holder holds Offered Shares as capital property for purposes of the Canadian Tax Act will depend on all of the circumstances relating to the acquisition and holding of those shares. Offered Shares will generally be considered to be capital property to a U.S. Resident Holder unless the shares are held in the course of carrying on a business or unless that holder is engaged in an adventure in the nature of trade (i.e. speculation) with respect to such shares. Special rules, which are not discussed in this summary, may apply to a U.S. Resident Holder that is an insurer carrying on business in Canada and elsewhere.

          This summary is based upon the current provisions of the Canadian Tax Act, the regulations thereunder, all specific proposals to amend the Canadian Tax Act and regulations thereunder publicly announced by or on behalf of the Minister of Finance of Canada prior to the date hereof (the “Proposals”), the provisions of the Convention as in effect on the date hereof, and an understanding, based on publicly available published materials, of the current administrative policies and assessing practices of the Canada Revenue Agency as of the date hereof. Other than the Proposals, this summary does not take into account or anticipate any changes in law, whether by legislative, governmental or judicial action, nor does it take into account tax laws of any province or territory of Canada or of any jurisdiction outside Canada which may differ significantly from those discussed herein. The summary assumes that the Proposals will be enacted substantially as proposed, but there can be no assurance that the Proposals will be enacted as proposed or at all.

          This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular U.S. Resident Holder, and no representation with respect to the tax consequences to any particular U.S. Resident Holder is made. The tax liability of a U.S. Resident Holder will depend on the holder’s particular circumstances. Accordingly, U.S. Resident Holders should consult with their own tax advisors for advice with respect to their own particular circumstances.

Dividends

          Dividends paid or credited or deemed under the Canadian Tax Act to be paid or credited to a U.S. Resident Holder on the Offered Shares will generally be subject to Canadian withholding tax equal to 25% of the gross amount of such dividends. Under the Convention, the rate of Canadian withholding tax which would apply to dividends paid on the Offered Shares to a U.S. Resident Holder that beneficially owns such dividends is generally 15%, unless the beneficial owner is a company which owns at least 10% of the voting shares of our company at that time, in which case the rate of Canadian withholding tax is reduced to 5%. However, not all U.S. Resident Holders will qualify for the benefits of the Convention. U.S. Resident Holders who are natural persons will qualify for the benefits of the Convention. U.S. Resident Holders who are not natural persons may not qualify for the benefits of the Convention and are advised to consult with their own tax advisors in this regard.

Dispositions

          A U.S. Resident Holder will not be subject to tax under the Canadian Tax Act on any capital gain realized by the holder on a disposition or deemed disposition of Offered Shares, provided that the shares do not constitute “taxable Canadian property” of the U.S. Resident Holder for purposes of the Canadian Tax Act. In addition, a U.S. Resident Holder that qualifies for the benefits of the Convention will not be subject to tax under the Canadian Tax Act on any capital gain realized by the holder on a disposition or deemed disposition of Offered Shares, provided the value of the shares is, in general terms, not derived principally from real property situated in Canada, as defined in the Convention. Offered Shares will generally not constitute taxable Canadian property of a U.S. Resident Holder provided that such shares are listed on a designated stock exchange (which currently includes the Toronto Stock Exchange and NYSE Amex) at the time of the disposition unless (i) at any time during the 60-month period immediately preceding the disposition, the U.S. Resident Holder, persons with whom the U.S. Resident Holder did not deal at arm’s length, or the U.S. Resident Holder together with all such persons owned 25% or more of the issued shares of any class of the capital stock of our company; or (ii) the Offered Shares were acquired in certain types of tax-deferred exchanges under the Canadian Tax Act in consideration for property that was itself taxable Canadian property. U.S. Resident Holders to whom Offered Shares constitute taxable Canadian property should consult with their own tax advisors as to the Canadian income tax consequences of a disposition of the Offered Shares.

EXCHANGE CONTROLS

          Our company is aware of no governmental laws, decrees, regulations or other legislation, including foreign exchange controls, in Canada which may affect the import or export of capital or that may affect the remittance of dividends, interest or other payments to non-resident holders of our securities. Any such remittances to United States residents, however, may be subject to Canadian withholding tax at a rate of 25% which may be reduced for qualifying persons resident in the United States pursuant to the Canada - U.S. Income Tax Convention (1980), as amended.

          Except as provided in the Investment Canada Act (“ICA”), there are no limitations under the laws of Canada, the Province of British Columbia or in our charter or any other of our constituent documents on the right of foreigners to hold or vote the common shares. Under the ICA, the acquisition of control of a Canadian business where the applicable financial thresholds are met may be subject to review and approval by the Minister of Industry (the “Minister”). Where an investment is reviewable, closing is prohibited until the Minister has made a determination that the investment is of net benefit to Canada. The investor may be required to make certain undertakings to the Minister in order to secure the Minister's approval in areas such as levels of employment, capital expenditures, maintenance of head office in Canada, etc. Special provisions apply for investments that raise national security concerns. For all acquisitions of a Canadian business which do not meet the threshold criteria for filing an application for review, the ICA requires the investor to file a notification.

          The provisions of the ICA are complex. Any non-Canadian citizen contemplating an investment to acquire control of our company should consult professional advisors as to whether and how the ICA might apply.

LEGAL MATTERS

          The validity of the issuance of the common shares offered hereby will be passed upon for us by Blake, Cassels & Graydon LLP, Vancouver, British Columbia, Canada.

EXPERTS

          Our consolidated financial statements and financial statement schedule as of December 31, 2008 and 2007, and for each of the years in the three year period ended December 31, 2008 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2008 have been incorporated by reference herein from our annual report on Form 40-F for the year ended December 31, 2008 in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of such firm as experts in accounting and auditing.

          As at the date of this prospectus, KPMG LLP and its partners did not hold any registered or beneficial ownership interests, directly or indirectly, in the securities of our company or our associates or affiliates.

INDEMNIFICATION

          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and persons controlling us, pursuant to the applicable provisions, we have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.